Exhibit 99.1

Anchor Glass Names Darrin Campbell President and Chief Operating Officer

Peter Reno Named Interim Chief Financial Officer
Richard Deneau Continues as Chief Executive Officer

TAMPA, Fla.—(BUSINESS WIRE)—Aug. 5, 2004—Anchor Glass Container Corporation (NASDAQ:AGCC) today announced that Darrin Campbell, Anchor Glass’s executive vice president of sales and chief financial officer, has been named president and chief operating officer. Richard Deneau, Anchor Glass’ president and chief executive officer, will continue to serve as CEO; Mr. Campbell will continue to report to Mr. Deneau. Peter Reno, currently vice president of finance, has been named interim chief financial officer.

Mr. Deneau, 57, joined Anchor Glass in 1997 as president and chief operating officer and became chief executive officer in 2002. In his new role, he will devote a significant proportion of his time to leading Anchor Glass’s long-term strategic development effort. Mr. Campbell, 39, joined Anchor Glass in 2000 as vice president, pricing and business development, was named executive vice president of sales in 2001 and became chief financial officer in 2002. Mr. Campbell spearheaded Anchor Glass’s successful sales initiatives and recent re-capitalization, and will be responsible for day-to-day execution of the company’s strategies. Mr. Reno, 39, joined Anchor Glass in 2002 as vice president of finance and has led Anchor Glass’ financial reporting organization.

Mr. Deneau, chief executive officer, stated, “This change represents the next step in our corporate evolution and comes at a time when changing dynamics in glass demand call for greater resourcefulness and ingenuity at Anchor Glass. With Darrin responsible for day-to-day activities, my role as CEO will emphasize the exploration of long-term opportunities to drive the top line, including possible business combinations or arrangements that lever Anchor Glass’s capital investments in our manufacturing operations and our strengthened financial foundation. Darrin’s strong background in operations, asset management, and customer relations in the container industry makes him the ideal candidate to accelerate the next phase of our productivity enhancement initiatives.”

Darrin Campbell stated, “I am very pleased to accept this important executive role at Anchor Glass. We have already made substantial progress in increasing asset productivity, but considerable EBITDA potential remains to be harvested. Our mission over the next 18 months is to realize our opportunities to improve asset utilization and drive cost reductions, with the objective of achieving a $50 million free cash flow run rate by the end of 2005. (Free cash flow equals EBITDA less accrued cash interest and net capital expenditures.) To achieve this, I have passed the financial reins into Pete Reno’s highly capable hands. Pete has played an instrumental role in our initial public offering and in overseeing our financial reporting organization, and is ready to tackle this challenge.”

Second Quarter Conference Call

Separately, Anchor Glass reported second quarter financial results today. These results and this announcement will be discussed during a conference call today, Thursday, August 5, 2004 at 8:30 a.m. Eastern Time. Interested parties may listen to the call at www.shareholder.com/anchor/medialist.cfm or via the conference call line at (800) 810-0924.

Use of Non-GAAP Information

EBITDA is an amount equal to net income (loss) plus interest expense; income taxes; depreciation and amortization; loss (gain) on fixed asset sales; and other non-cash items. EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. EBITDA is a primary component of financial covenants under Anchor’s debt agreements. Although management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; and changes in environmental and other government regulations. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has nine strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Contact:
Anchor Glass Container Corporation
President and Chief Operating Officer
Darrin Campbell, 813-882-7825
or
Lippert/Heilshorn & Associates
Jody Burfening or Carolyn Capaccio, 212-838-3777